Confirming Statement.

      Douglas C. Jacobs has authorized Robert M. Loesch,
      Avery S. Cohen, Suzanne K. Hanselman and William Hull signing singly as his true and lawful attorney-in-fact to execute for and on behalf of him Forms 3, 4, and 5
	in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.
      This authority shall remain in full force and effect
	Until Douglas C. Jacobs is no longer required to file Forms 3, 4, and 5 with respect to his holdings of and transactions in securities issued by the Company, unless earlier revoked by Douglas C. Jacobs in a signed writing delivered to the authorized persons.

A:\con2.txt